Exhibit 99.g(2)

BROADMARK  FUNDS
FIRST AMENDMENT TO THE
CUSTODY AGREEMENT

THIS FIRST AMENDMENT, dated as of the 18th day of April, 2013, to the Custody Agreement dated as of December 28, 2012, the ("Custody Agreement"), is entered into by and between BROADMARK  FUNDS, a Delaware statutory trust (the "Trust"), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Custody Agreement; and

WHEREAS, the parties desire to add the Broadmark Tactical Fund to the Custody Agreement; and

WHEREAS, Article XV, Section 15.02 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit B of the Custody Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

BROADMARK FUNDS	U.S. BANK NATIONAL ASSOCIATION

By: /s/ Christopher J. Guptill	By: /s/ Michael R. McVoy
Name: Christopher J. Guptill	Name:Michael R. McVoy
Title: President	Title: Senior Vice President

Amended Exhibit  B

to the Custody Agreement

Fund Names

Separate Series of Broadmark Funds

Name of Series

Broadmark Tactical Plus Fund

Broadmark Tactical Fund